Gunster, Yoakley & Steward, P.A.
                                Attorneys At Law
                         Phillips Point, Suite 500 East
                             777 South Flagler Drive
                       West Palm Beach, Florida 33401-6194
                                P.O. Box 4587
                       West Palm Beach, Florida 33402-4587


Telephone (407) 655-1980                      Other Offices In:
                                              -----------------
Fax (407) 655-5677                            Stuart, FL  (407) 288-1980
                                              Ft. Lauderdale, FL  (305) 462-2000


                     Our File Number:
                     Writer's Direct Dial Number:      (407) 650-0642


                                                       August 31, 1994


Florida Daily Municipal Income Fund
c/o New England Investment Companies, L.P.
600 Fifth Avenue

New York, New York  10020


Gentlemen:

     Florida Daily Municipal Income Fund (the "Fund") is organized as a Massachusetts business trust registered under the Investment Company Act of 1940, as amended, and will operate as an open-end regulated investment company. The business and affairs of the Fund are managed under the direction of the Fund's board of trustees. The Fund's manager is New England Investment
Companies, L.P., a Delaware limited Partnership and a registered investment advisor (the "Manager"). The Manager's principal place of business is in New York, New York. The Manager manages the Fund's portfolio of securities and makes decisions with respect to the purchase and sale of investments, subject to the general control of the board of trustees of the Fund.

     The Manager will invest Fund assets primarily in debt obligations (including certificates of participation) which are exempt from the Florida intangible personal property tax and issued by or on behalf of the State of Florida, its political subdivisions and agencies or its municipalities, counties or taxing districts ("Florida Securities") or the United States or its, agencies, possessions or territories ("Federal Securities"). The Manager may invest up to twenty percent (20%) of Fund assets in obligations which are not exempt from the Florida intangible personal property tax.

     The Fund has entered into a distribution agreement with Reich & Tang Distributors, L.P., a Delaware limited partnership. Reich & Tang Distributors, L.P., will solicit orders for the purchase of the Fund's shares, provided that any subscriptions and orders will not be binding on the Fund until accepted by the Fund.

     The Fund has made the following representations in connection with the offering:

     (a) the Fund does not maintain an office or other place of business in Florida;

     (b) the Fund does not have employees or salespersons in Florida;

     (c) the Fund does not won, lease or otherwise maintain property of any kind in Florida;

     (d) the Fund has not engaged in any loan transaction and does not own any obligation, other than a Florida Security, which is secured by a mortgage, deed of trust or other lien upon real or tangible personal property located in Florida;

     (e) no member of the Fund's board of trusttes is a resident of Florida;

     (f) the Fund is organized as a Massachusetts business trust, registered under the Invstment Company Act of 1940; and



                                        2

                           GUNSTER, YOAKLEY & STEWARD
                            Professional Association
                                Attorneys at Law

     (g) the Manager is a Delaware limited partnership with its principal place of business in New York, New York, and will perform its management duties with respect to the Fund from its principal place of business.

     Accordingly, based upon the foregoing facts and representations, we are of the opinion that:

     (1) The Fund will not be subject to the Florida corporate income tax and will not be required to file Florida corporate income tax returns.

     (2) Florida Securities and Federal Securities owned by the Fund will not be subject to the Florida intangible personal property tax.

     (3) The Fund's shares will be exempt from the Florida intangible personal property tax in a given calendar year if the Fund's portfolio, at the close of business on the preceding December 31, consists solely of Federal Securities or Florida Securities. If, however, the Fund's December 31 portfolio includes any asset other than Federal Securities or Florida Securities, then the Fund's shares owned by Florida residents will be subject to the Florida intangible personal property tax in the following calendar year to the extent the Fund's net asset value is attributable to assets other than Federal Securities.

                                      *****

     The opinion expressed in this letter is only an opinion, and no assurance can be given that the Florida Department of Revenue will not challenge it. Furthermore, it should be noted that we have expressed no opinion regarding tax consequences under the

                                        3

                           GUNSTER, YOAKLEY & STEWARD
                            Professional Association
                                Attorneys at Law
laws of the United States or any state, local or foreign jurisdiction other than the State of Florida.

     Except as noted above, the opinion expressed herein is based upon the provisions of the Florida Statutes, Florida Administrative Code, judicial decisions, technical assistance advisements, and related authorities issued to, and in effect, on the date of this letter. Furthermore, no assurance can be given that the Florida Department of Revenue or the courts will not alter their present view, either prospectively or retroactively, or adopt new views in respect of our opinion. In that event, the opinion expressed herein would necessarily have to be reevaluated n light of any change in such views. We assume no obligation to advise you of any change in any such provision or views which would affect our opinion set forth herein.

     Our opinion is based solely upon the facts, representations, and assumptions contained herein, and we have not undertaken an independent investigation of any such facts or representations. Our opinion would require reevaluation in the event of any change in any such fact or representation. In rendering our opinion, we have examined only the draft of pre-effective amendment number 1 to the Registration Statement for the Fund (the "Registration Statement").

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and amendments thereto, filed in accordance with the securities laws of the several states in which shares of the Fund are offered, and we further consent to

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                           GUNSTER, YOAKLEY & STEWARD
                            Professional Association
                                Attorneys at Law
the use of our firm as Florida counsel in such Registration Statement.


                                                    Very truly yours,

                                 /s/ Gunster, Yoakley & Stewart, P.A.










                                        5

                           GUNSTER, YOAKLEY & STEWARD
                            Professional Association
                                Attorneys at Law